CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Hamptons Extreme, Inc.

We consent to the inclusion in this Post-Effective Amendment 1 to Form S-1 (the “Registration Statement”), of our report dated March 13, 2009, relating to the balance sheets of Hamptons Extreme, Inc. as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2008 and the period from March 19, 2007 (inception) through December 31, 2007, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

May 1, 2009